                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 SCHEDULE 14D-9
                                (Amendment No. 2)

                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934


                      UNITED INVESTORS GROWTH PROPERTIES II
                            (Name of Subject Company)

                      UNITED INVESTORS GROWTH PROPERTIES II
                       (Name of Persons Filing Statement)


                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)

                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
   (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)


                                    COPY TO:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000


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ITEM 1.           SECURITY AND SUBJECT COMPANY.

                  This Statement relates to units of limited partnership interest of United Investors Growth Properties II, a Missouri limited partnership (the "Partnership"), with its business address located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado, 80222.

ITEM 2.           TENDER OFFER OF THE BIDDER

                  This Statement relates to a tender offer for units of the Partnership by AIMCO Properties, L.P., a Delaware limited partnership (the "AIMCO OP"), with its business address located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222.

ITEM 3.           IDENTITY AND BACKGROUND

         (a) The name and business address of the Partnership, which is the person filing this Statement, are set forth in Item 1 above.

         (b)      Not applicable.

ITEM 4.           THE SOLICITATION OR RECOMMENDATION.

         (a), (b) The information in the Offer to Purchase of AIMCO Properties, L.P. and the Supplement to the Offer to Purchase, dated July 1, 1999 (the "July 1 Supplement"), copies of which are included as Exhibits
         (a)(2) and (a)(4) hereto, respectively, under "The Offer -- Section 10. Position of the General Partner of Your Partnership With Respect to the Offer" is incorporated herein by reference. The information in the Supplement to the Offer to Purchase, dated July 2, 1999 (the "July 2 Supplement"), a copy of which is included as Exhibit (a)(5) hereto, is also incorporated herein by reference.

ITEM 5.           PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

                  Not applicable.

ITEM 6.           RECENT TRANSACTIONS AND INTENT WITH RESPECT TO SECURITIES.


                                        2

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         (a)      The information set forth in the Offer to Purchase under "The
                  Offer -- Section 9. Background and Reasons for the Offer -- Prior Tender Offers" and "The Offer -- Section 13. Certain Information Concerning Your Partnership -- Beneficial Ownership of Interests in Your Partnership is incorporated herein by reference."

         (b) Units held by AIMCO Properties, L.P. or its affiliates will not be tendered.

ITEM 7.           CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE SUBJECT COMPANY.

         (a) -  (b)        Not Applicable.

ITEM 8.           ADDITIONAL INFORMATION TO BE FURNISHED.

                  The Offer to Purchase, the July 1 Supplement and the July 2 Supplement are incorporated herein by reference.

ITEM 9.           MATERIAL TO BE FILED AS EXHIBITS

         (a)(1)   Letter to Limited Partners, dated July 16, 1999.

         (a)(2)   Offer to Purchase, dated May 19, 1999 (Exhibit (a)(1) to the
                  Schedule 14D-1 of AIMCO Properties, L.P., dated May 19, 1999, is incorporated herein by reference).

         (a)(3) Letter of Transmittal, dated May 19, 1999 (Exhibit (a)(2) to the Schedule 14D-1 of AIMCO Properties, L.P., dated May 19, 1999, is incorporated herein by reference).

         (a)(4) Supplement to the Offer to Purchase, dated July 1, 1999 (Exhibit (a)(4) to Amendment No. 1 to the Schedule 14D-1 of AIMCO Properties, L.P., dated July 1, 1999, is incorporated herein by reference).

         (a)(5) Supplement to the Offer to Purchase, dated July 2, 1999 (Exhibit (a)(6) to Amendment No. 2 to the Schedule 14D-1 of AIMCO Properties, L.P., dated July 2, 1999, is incorporated herein by reference).

         (b)      Not Applicable.

         (c)      Not Applicable.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 16, 1999



                                   UNITED INVESTORS GROWTH
                                   PROPERTIES II
                                   a Missouri limited partnership



                                   By:    UNITED INVESTORS REAL ESTATE, INC.
                                          its General Partner

                                   By:    /s/ Patrick J. Foye
                                          ----------------------------------
                                          Executive Vice President


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                                  EXHIBIT INDEX

     EXHIBIT NO.                   DESCRIPTION
     ----------                    -----------
       (a)(1)              Letter to Limited Partners, dated July 16, 1999.

       (a)(2) Offer to Purchase, dated May 19, 1999 (Exhibit (a)(1) to the Schedule 14D-1 of AIMCO Properties, L.P., dated May 19, 1999, is incorporated herein by reference).

       (a)(3)              Letter of Transmittal, dated May 19, 1999 (Exhibit
                           (a)(2) to the Schedule 14D-1 of AIMCO Properties,
                           L.P., dated May 19, 1999, is incorporated herein by reference).

       (a)(4)              Supplement to the Offer to Purchase, dated July 1,
                           1999 (Exhibit (a)(4) to Amendment No. 1 to the
                           Schedule 14D-1 of AIMCO Properties, L.P., dated July
                           1, 1999, is incorporated herein by reference).

       (a)(5)              Supplement to the Offer to Purchase, dated July 2,
                           1999 (Exhibit (a)(6) to Amendment No. 2 to the
                           Schedule 14D-1 of AIMCO Properties, L.P., dated July
                           2, 1999, is incorporated herein by reference).

       (b)                 Not Applicable.

       (c)                 Not Applicable.



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